Exhibit 99.1

First Amendment
to the
PNM Resources, Inc.
2014 Performance Equity Plan
PNM Resources, Inc. (the “Company”) previously established the PNM Resources, Inc. 2014 Performance Equity Plan (the “Plan”). By this instrument, the Company wishes to amend the Plan to strengthen the clawback provisions included in Section 13.5 in anticipation of the adoption of a Clawback Policy that will fully comply with final rules to be issued by the Securities and Exchange Commission and final listing standards to be adopted by the New York Stock Exchange (the “NYSE”) pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
1.    This First Amendment shall be effective as of the date on which it is approved by the Board of Directors of Company.
2.    Section 13.5 (“Clawback”) of the Plan is hereby amended and restated in its entirety to read as follows:

13.5    Clawback. Every Award issued pursuant to this Plan is subject to potential forfeiture or recovery to the fullest extent called for by any “Clawback Policy” that may be adopted by the Company. The Clawback Policy shall fully comply with the final rules issued by the Securities and Exchange Commission and the final listing standards to be adopted by the NYSE pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Clawback Policy also may include such other provisions as the Committee determines to be necessary or appropriate either to comply with any applicable law or listing standard or in light of Company ethics or other policies and practices. By accepting an Award, each Participant consents to the Clawback Policy and agrees to be bound by and comply with the Clawback Policy and to return the full amount required by the Clawback Policy. As a condition to the receipt of such an Award, a Participant also may be required to execute any requested additional documents consenting to and agreeing to abide by such Clawback Policy.

3.    This First Amendment amends only the provisions of the Plan as noted above, and those provisions not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.
IN WITNESS WHEREOF, PNM Resources, Inc. has caused this First Amendment to be executed as of this 14th day of December, 2015.

PNM RESOURCES, INC.

By:    /s/ Patrick V. Apodaca
Patrick V. Apodaca

Its:	Senior Vice President, General Counsel & Secretary

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